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                    OXIS INTERNATIONAL ANNOUNCES LE NOUVEAU
                             MARCHE OFFERING PRICED



     PARIS -- May 13, 1997 -- OXIS International, Inc. (NASDAQ: OXIS) announced today that it has reached an agreement with its underwriter on the price of the OXIS shares of common stock to be sold in its European public offering. The Company has agreed to sell 9,000,000 shares of the Company's common stock for
41.4 million French francs (currently equal to approximately US$7.2 million).
In addition, the underwriter has an over allotment option to purchase 2.5 million shares within 30 days of the listing of the offering. The offering will make OXIS International, Inc. the first US NASDAQ National Market company to be also listed on France's Nouveau Marche. The listing is to be completed by May 15, 1997.

     OXIS International, Inc. is a drug discovery and diagnostics company focused on the development of novel therapeutic molecules and supportive technologies to treat diseases associated with damage from free radicals and reactive oxygen species (ROS), i.e., diseases of oxidative stress. OXIS' lead therapeutic molecule, BXT-51072, is a glutathione peroxidase mimic targeted for inflammatory bowel diseases which will enter Phase II trials in mid 1997.

     All securities mentioned in this press release have not been, and will not be, registered under the Securities Act of 1933, as amended. The foregoing securities may not be offered or sold in the United States, absent registration under the Securities Act or an applicable exemption from such registration requirements.

     Certain of the statements contained in this press release are forward-looking statements that are based on current expectations which involve a number of uncertainties, including the Company's ability to enter the Le Nouveau Marche stock market and to further advance the Company's products. The events described herein may not occur in a timely manner, or at all. Accordingly, the Company's future activities may differ materially from those projected in the forward-looking statements.